EXHIBIT 10.13

Execution Version

MANDATE AGREEMENT

This MANDATE AGREEMENT is entered into on April 19th 2012, by and between

1)	QGOG Constellation S.A., a Luxembourg company with registered offices at 40, Avenue Monterey, L-2163 Luxembourg, registered in the Luxembourg Companies and Trade Registry under number B 163.424 (referred to herein, together with its predecessor and its successors, as the “Company”);

and

2)	Mr. Leduvy de Pina Gouvea Filho born in Rio de Janeiro-RJ, Brazil, on June 29, 1954, residing at Av. Presidente Antonio Carlos, 51 - 5th floor, Rio de Janeiro-RJ, 20020-010 (the “Executive”).

The Company and the Executive may hereafter be collectively referred to as the “Parties”, each being a “Party”.

WHEREAS

(i)

With effect as of April 19th 2012 (the “Effective Date”) and pursuant to the terms and conditions of this agreement, the Executive shall provide services to the Company as Chief Executive Officer of the Company.

(ii)	The Executive shall act as agent (“mandataire”) to the Company as Chief Executive Officer of the Company, notably charged with carrying out such mandate, with the responsibilities and authority of an agent serving in such position, subject to the power of the, Board of the Company to expand or limit such duties, responsibilities and authority) either generally or in specific instances.

(ii)	The Parties hereby wish to specify the terms and conditions pursuant to which the Executive shall exercise his mandate as Chief Executive Officer of the Company subject to the terms and conditions of this Mandate Agreement (the “Mandate Agreement”).

IT HAS BEEN AGREED UPON AS FOLLOWS:

Article 1:

Definitions

In this Mandate Agreement, the following words and expressions shall have the meaning assigned to them here below:

“Applicable Laws” means the relevant laws in force, as may be amended in the Grand Duchy of Luxembourg as well as any governmental decrees, Grand Ducal regulations and directives, orders or circulars issued by the Luxembourg authorities to the extent applicable to the Parties hereto as may be issued and have application to the services provided hereunder.

Execution Version

“Articles of Association of the Company” means the articles of association of the Company, as amended from time to time.

“Board” means the Board of Directors of the Company, and any committee should the Board of Directors have delegated any powers to such committee.

“Confidential Information” means information that is not generally known to the public, is subject to a protective order, or that constitutes a trade secret under applicable law, including, without limitation, technical information, know-how, technology, software applications and code, prototypes, ideas, inventions, methods, improvements, data, files, information relating to supplier and customer identities and lists, accounting records, business and marketing plans, and information that would reasonably be considered to be confidential by virtue of its relation to the work contemplated by this Agreement. Confidential Information also includes all copies and tangible embodiments of any of the foregoing (in whatever form or medium):

(i)	was, on the date of this Mandate Agreement, generally known to the public; or

(ii)	became generally known to the public after the date of this Mandate Agreement other than as a result of the act or omission of the Executive; or

(iii)	was contained in documents rightfully known to the Executive prior to the Executive learning or receiving same from the Company; or

(iv)	was disclosed by the Company to third parties generally without restriction on use and disclosure; or

(v)	the Executive lawfully received from a third party without that third party’s breach of agreement or obligation of trust.

“Effective Date” means the April 19th 2012, upon which the Mandate Agreement will enter into effect.

“Mandate Agreement” means this Mandate Agreement, as amended from time to time.

“Subsidiaries” means any of the direct or indirect subsidiaries of the Company.

The headings of the articles of this Mandate Agreement shall not affect its construction or interpretation.

Article 2:

Scope of Services

2.1 Subject to the terms and conditions set forth in this Mandate Agreement, the Executive hereby agrees to serve as Chief Executive Officer of the Company, and to fulfil such mandate to the best of his abilities. In the performance of his mandate, the Executive shall act autonomously and independently, reporting only to the Board of the Company and the Company will grant the necessary powers to the Executive to enable him to fully accomplish his mandate.

2.2 During the term of this Mandate Agreement, the Executive shall devote the necessary time and devotion to his tasks as Chief Executive Officer, to conduct the business of the Company, and to perform all duties in accordance with the terms and conditions of this Mandate Agreement hereinafter set forth and in compliance with Applicable Laws and in particular the Luxembourg law of 10 August 1915 on commercial companies as amended.

Execution Version

2.3 The Executive shall execute his appointment both in Luxembourg and abroad in accordance with the requirements of his tasks.

Article 3:

Representations. Warranties and Undertakings

3.1 Under this Mandate Agreement the Executive undertakes:

(i)	to treat the Confidential Information as strictly confidential and, as such, not to disclose or permit access to the content of the Confidential Information, directly or indirectly, in whole or in part, in its original form or in an amended form, to any person or entity except if: (A)(1) such person or entity has an absolute need to know the Confidential Information for the purpose of acting in the best interests of the Company; and, (2) such person or entity is legally bound by a written contract to comply with the same confidentiality provisions as set out in this Mandate Agreement, or (B) such person is entitled thereto by provisions of the Applicable Laws;

(ii)	to use the Confidential Information solely in connection with the services to be rendered under the Mandate Agreement;

(iii)	not to use the Confidential Information, in a commercial or non-commercial manner, in whole or in part, in an amended or extended manner, except if authorised to do so by prior written consent;

(iv)	to return, where possible, the Confidential Information received to the Company;

(v)	to destroy information and documentation produced by the Executive containing or based on the Confidential Information and to confirm this in writing should the Executive be reasonably requested to do so;

(vi)	to adopt and to apply any necessary and reasonable measures in order to protect the Confidential Information;

(vii)	to comply with any Applicable Laws, the Articles of Association of the Company and any decision taken collectively by the Board of the Company.

In addition, the Executive warrants to have the appropriate experience and expertise with the corporate, administration, legal and regulatory aspects of the Company.

The provisions of this clause 3.1 relating to Confidential Information shall withstand the termination of this Mandate Agreement

3.2 Under this Mandate Agreement the Company undertakes:

(i)	to provide the Executive with all necessary information to enable him to carry out his functions hereunder and to liaise with, and provide such assistance to him as may be reasonably required in the proper performance of his duties;

Execution Version

(ii)	to grant full access, during usual business hours, to the Executive to inspect such books, records and statements of the Company and to arrange for the same level of access to the Company’s books, records and systems as has the Company’s personnel;

(iii)	to represent and warrant the correctness, accuracy, adequacy and completeness of all information provided to the Executive;

(iv)	to provide the Executive with all the Confidential Information the Executive needs in connection with the execution of his mandate for the Company;

(v)	to update and/or correct any information already provided to the Executive; and

(vi)	not to disclose to third parties any information about the procedures and structures provided by the Executive without prior written consent of the Executive.

Article 4:

Remuneration

The Parties agree that, except as may be independently determined by the Board, the Executive shall not be entitled to any compensation and/or benefits pursuant to the provisions of this Mandate Agreement.

Article 5:

Term

Except as hereinafter provided, this Mandate Agreement is entered into as of the Effective Date and shall continue until and shall end upon, April 19th 2013 (the “Mandate Period”). On April 19th 2013, and on each subsequent anniversary of such date, unless the Mandate Period should have ended pursuant to Article 6 hereof, the Mandate Period shall be automatically extended for an additional year.

Article 6:

Termination

The appointment of the Executive hereunder shall continue as provided in Article 5 hereof, unless one of the Parties gives notice in writing to the other Party hereto of the termination of this Mandate Agreement in accordance with sub-clauses 6.1, 6.2 or 6.3 below.

6.1 Either Patty may terminate this Mandate Agreement at any time by registered letter by giving at least thirty (30) days written notice to the other Party in the case of the Company to its registered offices,, and in the case of the Executive, to his principal residence, or to such other address as either Party may have provided to the other Party in writing in accordance herewith.

6.2 This Mandate Agreement will immediately and automatically be terminated without prior notice:

(a)	if the Company goes into liquidation or is dissolved or is declared bankrupt or is subject to a similar measure under Applicable Laws; or

Execution Version

(b)	if the Executive is dismissed or the mandate comes to the end of its term and is not renewed by the Board of the Company in accordance with Article 5 and the Applicable Laws; or

(c)	if the Executive dies or loses fully or partly his ability to act in a civil capacity as defined by the Luxembourg Civil Code and/or if the Executive is victim of an illness that is of such nature and or type that causes serious doubts on his capacity to continue carrying out his tasks under the Mandate Agreement.

6.3 The Company may terminate this Mandate Agreement by registered letter sent to the Executive ad nutum, without prior notice and without any right to indemnification for the Executive, if such termination is in the interest of the Company or if the Executive commits a material breach of his obligations under this Mandate Agreement.

6.4 The Executive may terminate this Mandate Agreement by registered letter sent to the Company to its registered office without prior notice and without any right to indemnification for the Company, if the Company commits a material breach of its obligations under this Mandate Agreement.

6.5 Upon termination of this Mandate Agreement, the Executive shall resign from his office, and the Executive shall return all Company property to the Company in good condition, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze, refer or relate to any items of Confidential Information. In the event mat such items are not returned, the Company retains the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

6.6 Termination of this Mandate Agreement by one Party shall be without prejudice to the performance of the other Parry’s obligations under this Mandate Agreement. Termination of this Mandate Agreement shall not release either Party of any obligations which are expressed to survive termination which, notably, include all confidentiality provisions and shall be without prejudice to any claims or remedies that the Parties may have under this Mandate Agreement or otherwise.

Article 7:

Assignment

Neither Party hereto may assign its rights and/or obligations hereunder other than with the prior written consent of the other Parties. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement and shall assume the liabilities of the Company hereunder). Notwithstanding the foregoing, the Company may assign and transfer this Agreement and delegate its duties hereunder to a parent or wholly owned subsidiary of the Company without Executive’s consent.

Execution Version

Article 8:

Governing law

This Mandate Agreement shall be construed and enforced in accordance with the Applicable Laws of the Grand Duchy of Luxembourg, and shall be subject to the exclusive jurisdiction of the courts of Luxembourg City.

Article 9:

Amendments

Any amendment to this Mandate Agreement shall only be effective if in writing and executed by both of the Parties hereto.

Execution Version

IN WITNESS WHEREOF, the present Mandate Agreement has been signed in duplicate on April 19th 2012, each of the Parties acknowledging having received one original version.

Signed for and on behalf of:

/s/ Onno Bouwmeister and /s/ Peter van Opstal
QGOG Consellation S.A.

By:	Onno Bouwmeister and Peter van Opstal
Title:	Directors

/s/ Mr. Leduvy de Pina Gouvea Filho
By:	Mr. Leduvy de Pina Gouvea Filho